EXHIBIT A

FEE SCHEDULE

(As Amended November 15, 2013)

Each Portfolio shall pay to the Mason Street compensation at the annual rate of the percentage of the current value of the net assets of the Portfolio as set forth below:

Index 500 Stock Portfolio	0.20%
Index 400 Stock Portfolio	0.25%
Select Bond, Money Market and Balanced Portfolios	0.30%
Small Cap Value Portfolio	0.85%
Mid Cap Value Portfolio	0.85%

Portfolio	First $50 Million	Next $50 Million	Excess over $100 Million

Large Cap Core Stock	0.60%	0.50%	0.40%
Growth Stock	0.60%	0.50%	0.40%
Small Cap Growth Stock	0.80%	0.65%	0.50%
Mid Cap Growth Stock	0.80%	0.65%	0.50%
High Yield Bond	0.60%	0.50%	0.40%
International Equity	0.85%	0.65%	0.65%

Portfolio	First $100 Million	Next $150 Million	Excess over $250 Million

Large Company Value	0.72%	0.67%	0.62%

Inflation Protection	0.58%	0.55%	0.49%

Short-Term Bond	0.35%	0.33%	0.30%

Long-Term U.S. Government Bond	0.555%	0.515%	0.495%

Multi-Sector Bond	0.79%	0.78%	0.77%

Domestic Equity	0.65%	0.55%	0.50%

International Growth	0.75%	0.65%	0.55%

Asset Allocation	0.60%	0.50%	0.40%

Portfolio		First $100 Million	Next $400Million	Excess over $500 Million

Focused Appreciation		0.80%	0.75%	0.70%

Portfolio	First $150 Million	Next $150 Million	Next $200 Million	Excess Over $500 Million

Large Cap Blend	0.77%	0.70%	0.62%	0.56%

Research International Core	0.88%	0.82%	0.75%	0.68%

Portfolio		First $200 Million	Excess Over $200 Million

Index 600 Stock		0.25%	0.20%

Portfolio	First $250 Million	Next $250 Million	Next $500 Million	Excess Over 1.0 Billion

Emerging Markets Equity	1.14%	1.08%	0.96%	0.78%

Portfolio		First $500 Million	Excess over $500 Million

Equity Income		0.65%	0.60%